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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TriMas Corporation
Notice of 2008 Annual Meeting of Shareholders
To be held May 2, 2008

To the Shareholders of TriMas Corporation:

        The Annual Meeting of shareholders of TriMas Corporation (the "Company") will be held on Friday, May 2, 2008 at the Radisson Kingsley, 39475 Woodward Avenue, Bloomfield Hills, Michigan 48304, at 11:00 a.m., Eastern Time, for the following purposes:

  1.
  To elect three directors to serve until the Annual Meeting of shareholders in 2011;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008;

  3.
  To increase the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877 shares. Simultaneously with the approval of the shareholders of the increase in shares reserved for issuance under the 2006 Long Term Equity Incentive Plan, the Board has approved the cancellation of 235,877 forfeited and otherwise unused shares under the Company's 2002 Long Term Equity Incentive Plan; and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 7, 2008 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors
/s/ SAMUEL VALENTI III Samuel Valenti III Executive Chairman of the Board

Bloomfield Hills, Michigan

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 4, 2008.

        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

Proxy Statement for 2008 Annual Meeting of Shareholders

        This proxy statement contains information regarding the Annual Meeting of shareholders (the "Annual Meeting") of TriMas Corporation (the "Company") to be held at 11:00 a.m., Eastern Time, on Friday, May 2, 2008 at the Radisson Kingsley, 39475 Woodward Avenue, Bloomfield Hills, Michigan 48304. The Company's Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 4, 2008. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, holders of the Company's common stock (the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve until the Annual Meeting in 2011, the ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for 2008 and the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877.

        In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and if they desire, to make a statement.

Who is entitled to vote?

        Only record holders of Voting Stock at the close of business on the record date of March 7, 2008 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote those shares of Voting Stock that they held on the Record Date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What counts as Voting Stock?

        The Company's common stock constitutes the Voting Stock of the Company. As of March 7, 2008, there were no outstanding shares of preferred stock of the Company.

What constitutes a quorum?

        For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 33,409,500 shares of Voting Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?

        Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company's transfer agent, The Bank of New York, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.

        Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.

        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

        Shareholders of Record.    If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

        Beneficial Owners.    If you hold your shares in street name through a broker, trustee, bank or other nominee and do not return the proxy card, such nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the appointment of the Company's independent registered public accounting firm, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on the proposal with respect to your Voting Stock will be considered "broker non-votes" with regard to that matter. Voting Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        A separate set of proxy materials will be sent promptly following receipt of your request.

        If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

What does it mean if I receive more than one proxy card or voting instruction card?

        If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company's transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company's transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board's recommendations?

        The Board recommends a vote:

  Proposal 1—FOR the election of the nominated slate of directors.

  Proposal 2—FOR the ratification of KPMG as the Company's independent registered public accounting firm for 2008.

  Proposal 3—FOR the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877 shares.

What vote is required to approve each item?

        Proposal 1—Election of Directors.    Nominees who receive the most votes cast at the Annual Meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of three directors whose terms are expiring. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated and will have no effect on the outcome of the vote.

        Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting is necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for 2008. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

        Proposal 3—Ratification of Increase of Shares Reserved for Issuance under the 2006 Long Term Equity Incentive Plan.    The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting will be necessary to approve the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877 shares. Abstentions and broker non-votes will have the same effect as a vote against the matter.

        Other Matters.    If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

How can I access the Company's proxy materials and annual report on Form 10-K?

        The SEC Filings subsection under "Investors" on the Company's website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Is a registered list of shareholders available?

        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Friday, May 2, 2008 at the Radisson Kingsley.

How are votes counted?

        In the election of directors, you may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

        You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of the Company's independent registered public accounting firm for the 2008 fiscal year. If you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

        You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the increase of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan. If you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

        If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of the Company's nominees to the Board, FOR ratification of the appointment of the Company's independent registered public accounting firm and FOR the increase in shares reserved for issuance under the 2006 Long Term Equity Incentive Plan.)

How do I find out the voting results?

        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

Who will serve as the inspector of elections?

        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Services, Inc.

How and when may I submit a shareholder proposal for the 2009 Annual Meeting of Shareholders?

        Requirements for shareholder proposal to be considered at the 2009 Annual Meeting by inclusion in the Company's proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company's principal executive offices no later than December 6, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

        TriMas Corporation
        Corporate Secretary
        39400 Woodward Avenue, Suite 130
        Bloomfield Hills, Michigan 48304
        Fax: (248) 631-5413

        Requirements for shareholder proposal to be considered at the 2009 Annual Meeting, but not included in the Company's proxy statement.    For a shareholder proposal that is intended to be considered at the 2009 Annual Meeting, but not included in the Company's proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on February 19, 2009.

        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2009 Annual Meeting must set forth (A) a brief description of the business desired to be brought before the 2009 Annual Meeting and the reasons for conducting such business, (B) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (C) the number of shares of the Company's Voting Stock that are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business, and (E) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If the date of the 2009 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2008 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

  •
  45 days prior to the 2009 Annual Meeting; and

  •
  10 days after public announcement of the 2009 Annual Meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of eight members serving three-year staggered terms. The Board of Directors is divided into three classes, each class consisting of approximately one-third of the Company's directors. Class II directors terms will expire at the 2008 Annual Meeting, and these three directors stand for re-election, to serve until the 2011 Annual Meeting. Each of the nominees has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee.

The Company's Board recommends a vote FOR each of the three directors listed below that stand for election, to serve until the 2011 Annual Meeting.

Vote Required

        The election of the nominated slate of directors requires the affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted at the meeting.

        Additional information regarding the directors and director nominees of the Company is set forth below.

Directors and Director Nominees

        The Board of Directors currently consists of eight members divided into three classes serving staggered terms. Officers of the Company serve at the pleasure of the Board of Directors.

Name	Age	Title	Term Ending
Brian P. Campbell(1)	67	Director	2008
Richard M. Gabrys(1)	66	Director	2008
Eugene A. Miller(1)	70	Director	2008
Charles E. Becker	61	Director	2009
Daniel P. Tredwell	50	Director	2009
Samuel Valenti III	62	Executive Chairman of the Board of Directors	2009
Grant H. Beard	47	Director, President, Chief Executive Officer	2010
Marshall A. Cohen	73	Director	2010

(1)
Standing for re-election to a three-year term.

        Brian P. Campbell.    Mr. Campbell became a director in November 2007. He was the former Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of Kaydon Corporation. Mr. Campbell joined Kaydon in September 1998 as President, Chief Executive Officer and Chief Financial Officer. He was elected Chairman of the Board in April 1999. He served as a Director of Kaydon from September 1995 through May 2007. Mr. Campbell retired from Kaydon Corporation in April 2007. Prior to that, Mr. Campbell was President of TriMas Corporation from May 1986 to January 1998, and from January 1998 to September 1998, President and Co-Chief Operating Officer of MascoTech, Inc. Since August 2007, Mr. Campbell is the President and Chief Executive Officer of Campbell Industries, Inc., a private investment company.

        Richard M. Gabrys.    Mr. Gabrys joined the Board in August 2006. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years where he served a variety of publicly-held companies, financial services institutions, public utilities, and health care entities. He was a Vice Chairman in Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic

Client Council. From January 2006 through August 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From December 2004 through January 2008, Mr. Gabrys served on the Board of Dana Corporation. He currently is a member of the Board of CMS Energy Company, Massey Energy Company, and La-Z-Boy Inc.; and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private investment company.

        Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller is the retired Chairman of Comerica Incorporated and Comerica Bank (1993-2002). Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (June 1993 through June 1999). He is also a director of DTE Energy Company since 1989 and Handleman Company since 2002.

        Charles E. Becker.    Mr. Becker was elected as a director in June 2002. For over 25 years, through 1998, Mr. Becker was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interiors components supplier. Becker Group, Inc. was sold to Johnson Controls, Inc. in 1998. In January 1999, Mr. Becker re-acquired ten North American plastic molding and tooling operations from Johnson Controls which subsequently became Becker Group, LLC. He served as the Chairman of Becker Group, LLC from the acquisition through 2001. Mr. Becker is also the owner and chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including businesses in the manufacturing, real estate and service industries. From May 11, 2005 to July 7, 2005, Mr. Becker served as Acting Chief Executive Officer of Collins & Aikman Corporation, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on May 17, 2005.

        Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company's directors in June 2002. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. ("Heartland"). He has more than two decades of leveraged financing and private equity experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Asahi Tec Corporation, Springs Industries, Inc., and Springs Global Participações S.A.

        Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company's Board of Directors in June 2002 and became Executive Chairman of the Company's Board in November 2005. Since 1988, Mr. Valenti has been President and a member of the board of Masco Capital Corporation. Mr. Valenti is Chairman of Valenti Capital LLC. Mr. Valenti was formerly Vice President—Investments of Masco Corporation from May 1974 to October 1998. Mr. Valenti has been employed by Masco Corporation since 1968. Until November 2005, Mr. Valenti served as a special advisor to Heartland Industrial Partners, L.P. ("Heartland"). Until July 2006, Mr. Valenti served as a director of Metaldyne Corporation ("Metaldyne").

        Grant H. Beard.    Mr. Beard was appointed as the Company's President and Chief Executive Officer in March 2001 and was appointed as a director in June 2002. From August 2000 to March 2001, Mr. Beard was President, Chief Executive Officer and Chairman of HealthMedia, Inc. From January 1996 to August 2000, he was President of the Preferred Technical Group of Dana Corporation, a manufacturer of tubular fluid routing products sold to vehicle manufacturers. He served as Vice President of Sales, Marketing and Corporate Development for Echlin, Inc., before the acquisition of Echlin by Dana in late 1998. Mr. Beard has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

        Marshall A. Cohen.    Mr. Cohen was elected as one of the Company's directors in January 2005. He is also a director of American International Group, Inc., Barrick Gold Corporation and TD

Ameritrade. From November 1988 to September 1996, he was President and Chief Executive Officer and director of the Molson Companies Limited.

The Board of Directors and Committees

        Through October 31, 2007, the Board consisted of seven directors and effective November 1, 2007 was expanded to eight directors. During 2007, the Board held eight meetings and acted three times by unanimous written consent. The table below sets forth the membership and meeting information for the four standing committees of the Board(1):

Name	Audit	Compensation	Governance & Nominating	Executive
Brian P. Campbell	—	—	—	—
Richard M. Gabrys	—	—	X	—
Eugene A. Miller	Chairman	X	—	—
Charles E. Becker	—	X	—	—
Daniel P. Tredwell	X	—	X	X
Samuel Valenti III	—	Chairman	—	X
Grant H. Beard	—	—	—	X
Marshall A. Cohen	X	—	Chairman	—
Meetings	7(2)	7	2	0
Action by Unanimous Written Consent	1	1	0	0

    (1)
    Represents committee membership from May 18, 2007, the effective date of the Company's initial public offering, through the date of this proxy statement. From January 1 to May 17, 2007, the committees consisted of the following directors: (a) Audit—Messrs. Miller (Chair), Tredwell and Cohen; (b) Compensation—Messrs. Tredwell (Chair), Becker, Cohen and Valenti; and (c) Executive—Messrs. Beard, Tredwell and Valenti. Prior to the Company's initial public offering, the Company did not have a Governance and Nominating Committee.

    (2)
    In addition to the listed Audit Committee meetings, the Audit Committee's Sarbanes-Oxley 404 Compliance Sub-committee met six times in 2007 to review the status of the Company's implementation of Sarbanes-Oxley compliance. Although the sub-committee meetings did not constitute official meetings of the Audit Committee, members of the Audit Committee who attended received attendance fees in consideration for the time devoted to the sub-committee.

        The Company's Board of Directors currently consists of eight directors, divided into three classes so that as nearly as possible, each class will consist of one-third of the Company's directors. The members of each class serve for a staggered, three year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the Annual Meeting in the year in which their term expires. The classes are composed as follows:

  •
  Class I directors: directors whose terms expire at the 2010 Annual Meeting;

  •
  Class II directors: directors whose terms expire at the 2008 Annual Meeting; and

  •
  Class III directors: directors whose terms expire at the 2009 Annual Meeting.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Company's directors.

        The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Becker, Campbell, Cohen, Gabrys and Miller are "independent" from management in accordance with the NYSE listing standards and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company's Corporate Governance Guidelines. After considering all of the relevant facts and circumstances, the Board determined that, within ninety (90) days of the Company's initial public offering, a majority of the members of the Audit Committee of the Board qualified under the Audit Committee independence standards established by the SEC. In accordance with the NYSE listing standards, a majority of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee were composed of a majority of independent directors within ninety (90) days of the Company's initial public offering.

        During 2007, all directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

        Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see "Corporate Governance." For information on how you can communicate with the Company's non-management directors, see "Communicating with the Board."

        Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company's independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company's financial statements, our independent registered public accounting firm's qualifications and independence, the performance of the company's independent registered public accounting firm, and the Company's internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company's independent registered pubic accounting firm's report describing the auditing firm's internal quality-control procedures and any materials issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors. See "Report of the Audit Committee." The Audit Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.

        Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that Mr. Miller qualifies as an "audit committee financial expert" within the meaning of

SEC regulations and that he has the accounting and related financial management expertise required by the NYSE listing standards.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining the Company's compensation strategies and policies including, (1) reviewing and approving the Company's overall executive and director compensation philosophy and the executive and director compensation programs to support the Company's overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company's officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.

        The Compensation Committee is responsible for monitoring and administering the Company's compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time.

        See "Compensation Discussion and Analysis." The Compensation Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance Section.

        Executive Committee.    The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which NYSE or SEC rules require to be within the purview of the Company's independent directors or which is otherwise in conflict with such rules.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

        In recommending candidates to the Board, the Nominating and Corporate Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

        The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2008 Annual Meeting.

        The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

        The Nominating and Corporate Governance Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance Section.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an employee of the Company. Messrs. Becker, Miller and Valenti are the current members of the Company's Compensation Committee. See "Transactions with Related Persons" for a summary of related person transactions involving Heartland.

Director Compensation

        The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Except for the Executive Chairman, directors who are not independent do not receive any compensation for serving on the Board or any committees thereof.

        Annual Cash Retainer and Meeting Fees.    In 2007, each independent director received an annual retainer based on $60,000 per year through May 17, 2007, which retainer was increased to $75,000 per year as of May 18, 2007, and a meeting fee of $1,000 for each Board or committee meeting attended. The Executive Chairman of the Board received $200,000 in 2007 for his services in that capacity and did not receive attendance fees. The chairman of each of the Audit and Nominating and Corporate Governance Committees received attendance fees of $2,000 for each meeting attended. In addition, the chair of the Audit Committee received an additional annual retainer fee of $10,000, which annual retainer was increased to $15,000 effective as of May 18, 2007. In 2007, the Company did not grant equity compensation to its independent directors.

        Other.    The Company reimburses all directors for expenses incurred in attending Board and committee meetings. In 2007, the Company incurred costs of $49,900 through partial payment of the compensation and benefits of the Executive Chairman's administrative assistant. This amount is intended to cover the administrative assistant's time devoted to supporting Mr. Valenti in his role as Executive Chairman. Effective February 18, 2008, the Company stopped making partial payment of the compensation and benefits of the Executive Chairman's administrative assistant. The Company does not provide any perquisites to directors.

Director Compensation Table

Name	2007 Fees Earned or Paid in Cash	2007 Stock Awards	Total
Samuel Valenti III	$200,000	—	$200,000
Grant H. Beard(1)	N/A	—	N/A
Charles E. Becker	$81,500	—	$81,500
Marshall A. Cohen	$86,500	—	$92,493
Richard M. Gabrys	$77,500	—	$77,500
Eugene A. Miller	$114,000	—	$114,000
Daniel P. Tredwell(1)	N/A	—	N/A
Brian P. Campbell(2)	$20,750	—	$20,940

    (1)
    Messrs. Beard and Tredwell do not receive any compensation for their services as directors.

    (2)
    Mr. Campbell joined the Board on November 1, 2007.

Corporate Governance

        The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.trimascorp.com, in the Corporate Governance Section. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

        Code of Ethics.    The Board has adopted a code of ethics and business conduct that applies to directors and all employees, including the Company's principal executive officer, principal chief financial officer, and other persons performing similar executive management functions. The code of ethics is posted on the Company's website in the Corporate Governance Section. All amendments to the Company's code of ethics, if any, will be also posted on the Company's internet website, along with all waivers, if any, of the code of ethics involving senior officers.

        The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form-10-Q for the quarters ended March 31, June 30 and September 30, 2007, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2007, certifications by the Company's CEO and CFO in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

        A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Ethics will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: General Counsel, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board

        Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Executive Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        Depending on the subject matter of the communication, management will:

  •
  forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

  •
  attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance Section in the document entitled Code of Ethics and Business Conduct. Employees may express such concerns on a confidential and anonymous basis.

        Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm to audit the Company's consolidated financial statement for the fiscal year ending December 31, 2008. During fiscal year 2007, KPMG served as the Company's independent registered public accounting firm and also provided certain other audit related services. KPMG has audited the Company's consolidated financial statements annually since the fiscal year ended December 31, 2003. Representatives of KPMG are expected to attend the 2008 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

        The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter available at www.trimascorp.com in the Corporate Governance Section. Consistent with the rules of the NYSE applicable to the companies within the first twelve months of an initial public offering, a majority of the members of the Audit Committee are independent as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE and the Company's Corporate Governance Guidelines.

        The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

  •
  the plan for, and the independent registered public accounting firm's report on, each audit of the Company's financial statements;

  •
  the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

  •
  changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

  •
  significant developments in accounting rules;

  •
  the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

  •
  the continued independence of the Company's independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approved Policies and Procedures for Audit and Non-Audit Services

        The Audit Committee's policies permit the Company's independent accountants, KPMG, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:

        (1)   KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

        (2)   KPMG and the Company will enter into engagement letters authorizing the specific audit-related tax or non-audit services and setting forth the cost of such services;

        (3)   The Company is authorized, without additional Audit Committee approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

        (4)   The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

Service Fees Paid to the Independent Registered Public Accounting Firm

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by KPMG.

	2007 ($)	2006 ($)
Audit Fees	3,220,000	1,375,000
Audit-related Fees	436,000	244,000
Tax Fees	15,900	14,200
All Other Fees	—	—

Total	3,671,900	1,634,200

Audit and Audit-Related Fees

        Integrated audit fees billed for services rendered in connection with the audit of the Company's annual financial statements and the effectiveness of the Company's financial controls over financial reporting were $3,220,000 and $1,375,000 for 2007 and 2006, respectively. The increase in fees for 2007 was due to services in connection with the Company's initial compliance with Section 404 of the Sarbanes-Oxley Act.

        In 2007 and 2006, audit-related fees of $436,000 and $244,000, respectively, were incurred related to the Company's initial public offering.

Tax Fees

        Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2007 and 2006, as the Company has retained another accounting firm to provide tax advice.

        The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.

        The Company's Board recommends a vote FOR the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the 2008 fiscal year. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Vote Required

        Ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the 2008 fiscal year requires the affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted at the meeting.

        The Audit Committee of the Board of Directors has selected KPMG as independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and its shareholders' best interests.

PROPOSAL 3—RATIFICATION OF INCREASE OF SHARES RESERVED FOR
ISSUANCE UNDER THE 2006 LONG TERM EQUITY INCENTIVE PLAN

        The Board has approved the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877 shares and directed that the amendment be submitted to shareholders for approval. The amendment will become effective upon shareholder approval. Upon ratification of this proposal, 1,151,586 shares will be available for issuance under the 2006 Long Term Equity Incentive Plan. Simultaneously with the approval of the shareholders of the increase in shares reserved for issuance under the 2006 Long Term Equity Incentive Plan, the Board has approved the cancellation of 235,877 forfeited and otherwise unused shares under the Company's 2002 Long Term Equity Incentive Plan. See page 28 of this statement for a description of the 2006 Long Term Equity Incentive Plan, which is qualified in its entirety by reference to the 2006 Long Term Equity Incentive Plan, attached as an exhibit to the Registration Statement on Form S-8 filed on August 31, 2007 (File No. 333-145815). All material terms of the 2006 Long Term Equity Incentive Plan remain the same other than the number of shares available for issuance thereunder as described above.

The Company's Board recommends a vote FOR the ratification of the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 235,877 shares. Abstentions and broker non-votes will have the same effect as a vote against the matter.

Security Ownership of Certain Beneficial Owners and Management
and Related Shareholder Matters

        The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of the Record Date by:

  •
  each person known by us to beneficially own more than 5% of the Company's common stock;

  •
  each of the Company's directors and director nominees;

  •
  each of the named executive officers; and

  •
  all of the Company's directors and named executive officers as a group.

        The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire voting stock that are currently exercisable or will become exercisable within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the

Record Date, the Company had 33,409,500 shares outstanding and 1,575,298 shares that are deemed "beneficially owned" under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2) 55 Railroad Avenue Greenwich, Connecticut 06830	15,091,275	43.1%
Masco Corporation(3) 21001 Van Born Road Taylor, Michigan 48180	2,454,614	7.0%
E. R. "Skip" Autry, Jr.(5)(7)	88,325	0
Grant H. Beard(5)(7)	545,425	1.6%
Charles E. Becker(4)	2,000	0
Lynn A. Brooks(5)(7)	158,234	0
Brian P. Campbell(5)(7)	2,000	0
Marshall A. Cohen(5)	2,000	0
Richard M. Gabrys(5)(7)	3,000	0
Eugene A. Miller(5)(7)	7,000	0
Jeffrey B. Paulsen(5)(7)	10,000	0
Edward L. Schwartz(5)(7)	113,580	0
Daniel P. Tredwell(2)	15,091,275	43.1%
Samuel Valenti III(5)(6)(7)	293,333	0
All named executive officers and directors as a group (12 persons)(2)(6)	16,316,172	46.6%

    (1)
    These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 11,805,779 shares are held by TriMas Investment Fund I, L.L.C.; 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C.; 835,339 shares are held by HIP Side-by-Side Partners, L.P.; 173,378 shares are held by TriMas Investment Fund II, L.L.C. and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the shareholders agreement summarized under "Transactions with Related Persons—Shareholders Agreement," Heartland Industrial Associates, L.L.C. may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to the shareholders agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act.

    (2)
    All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 55 Railroad Avenue, Greenwich, CT 06830.

    (3)
    Of these shares, 280,701 are held directly by Masco Corporation and 2,173,913 shares are held by Masco Capital Corporation, which is a wholly-owned subsidiary of Masco Corporation.

    (4)
    Affiliates of Mr. Becker are limited partners in Heartland.

    (5)
    For Messrs. Autry, Beard, Becker, Brooks, Cohen, Gabrys, Miller, Schwartz, and Valenti, includes 50,000, 303,262, 1,000, 96,534, 1,000, 500, 1,000, 68,050, and 100,000 stock options, respectively, granted under the Company's 2002 Long Term Equity Incentive

      Plan, that are currently exercisable and 80,000, 495,425, 2,000, 157,516, 2,000, 1,000, 2,000, 108,880 and 133,333 stock options, respectively, that become exercisable within the next 60 days.

    (6)
    Mr. Valenti is President and Chairman of Masco Capital Corporation, but disclaims beneficial ownership of the shares owned by Masco Capital Corporation. Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

    (7)
    Each director, nominee director and named executive officer, except for Mr. Beard, owns less than one percent of the outstanding shares of the Company's common stock.

Directors and Executive Officers

        The Board of Directors currently consists of eight members divided into three classes serving staggered terms. Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
Grant H. Beard	47	Director, President, Chief Executive Officer
Charles E. Becker	61	Director
Brian P. Campbell	67	Director
Marshall A. Cohen	73	Director
Richard M. Gabrys	66	Director
Eugene A. Miller	70	Director
Daniel P. Tredwell	50	Director
Samuel Valenti III	62	Executive Chairman of the Board of Directors
E. R. Autry	53	Chief Financial Officer
Lynn A. Brooks	55	President, Packaging Systems Group
Dwayne Newcom	47	Vice President, Human Resources
Jeffrey B. Paulsen	47	President, Energy Products and Industrial Specialties Group
Edward L. Schwartz	46	President, RV & Trailer and Recreational Accessories Group
Joshua A. Sherbin	45	General Counsel and Secretary
Robert J. Zalupski	49	Vice President, Finance and Treasurer
Grant H. Beard.	Business experience provided under "Director and Director Nominees."
Charles E. Becker.	Business experience provided under "Director and Director Nominees."
Brian P. Campbell.	Business experience provided under "Director and Director Nominees."
Marshall A. Cohen.	Business experience provided under "Director and Director Nominees."
Richard M. Gabrys.	Business experience provided under "Director and Director Nominees."
Eugene A. Miller.	Business experience provided under "Director and Director Nominees."
Samuel Valenti III.	Business experience provided under "Director and Director Nominees."
Daniel P. Tredwell.	Business experience provided under "Director and Director Nominees."

        E.R. "Skip" Autry, Jr.    Mr. Autry was appointed the Company's Chief Financial Officer in January 2005, prior to which he had been the Company's Corporate Controller since joining us in June 2003. Prior to joining TriMas Corporation, Mr. Autry had been the Vice President, Finance for Freudenberg NOK since September 2001. From May 2000 until joining Freudenberg, Mr. Autry served as the Vice President, Finance for INTERMET Corporation, prior to which he had spent five years with Key Plastics LLC as Vice President, Operations from July 1997 to May 2000 and Vice President, Finance and Chief Financial Officer from June 1994. Key Plastics filed a petition under the federal bankruptcy laws in 2000. Prior to joining Key Plastics, Mr. Autry held a number of financial positions of increasing responsibility at the former Chrysler Corporation, and was senior manager at PricewaterhouseCoopers.

        Lynn A. Brooks.    Mr. Brooks has been President of the Packaging Systems Group since July 1996. He joined Rieke, today part of the Packaging Systems Group, in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager of Rieke. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

        Dwayne M. Newcom.    Mr. Newcom was appointed the Company's Vice President of Human Resources in June 2002, prior to which he was the Director of Human Resources for the Metaldyne Diversified Industrials Group beginning in April 2001. From May 1998 to April 2001, Mr. Newcom served as the Director of Human Resources for the Preferred Technical Group, later the Coupled Products Group, of Dana Corporation. Prior to that, Mr. Newcom held a number of human resources positions, including division human resources manager, with the Clorox Company, from November 1996 to May 1998, and with Federal Mogul Corporation from May 1985 to November 1996.

        Jeffrey B. Paulsen.    Mr. Paulsen was appointed President of the Company's Energy Products and Industrial Specialties Groups in January 2007, prior to which he was employed by Stryker Corporation, a leading global medical technology company, from 1996 to 2006. From 2004 to 2006, Mr. Paulsen served as the President of Stryker Corporation's Reconstructive Orthopedic Implant Division, which was responsible for global research, product development and manufacturing, as well as U.S. sales and marketing operations for Stryker Corporation's orthopedic implant business. From 2001 to 2003, Mr. Paulsen was Senior Vice President and Chief Operating Officer of such division, where he led a global, multi-site manufacturing, distribution, quality and R&D organization to deliver high levels of performance.

        Edward L. Schwartz.    Mr. Schwartz was appointed President of the Company's Recreational Accessories Group and RV & Trailer Products Group in April 2005. Previously, he served as President of the Company's Industrial Specialties Group from February 2003 and assumed additional responsibility as President of the Company's Fastening Systems Group from November 2003. Prior to joining us, he was Executive Vice President of Philips Electronic LG Display ("Philips") Americas region from December 2001 until January 2003 where his responsibilities included managing CRT commercial and industrial activities in North/South America. From February 2000 until November 2001, Mr. Schwartz worked for Philips as Vice President in Hasselt, Belgium and Eindhoven, The Netherlands, where he led various projects in support of Philips patent portfolio efforts of CD/DVD technology. From September 1998 until January 2000, Mr. Schwartz was General Manager for Philips in Wetzlar, Germany, where he managed commercial/industrial activities in Europe for automotive components.

        Joshua A. Sherbin.    Mr. Sherbin was appointed the Company's General Counsel and Secretary in March 2005, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997, where he provided support to mergers and acquisitions, international operations and sales. From 1988 until 1995, he was an associate with Butzel Long's general business practice focusing on mergers and acquisitions, federal and state securities compliance, commercial lending and general commercial matters.

        Robert J. Zalupski.    Mr. Zalupski was appointed the Company's Vice President, Finance and Treasurer in January 2003. He joined us as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

        Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company's written Code of Ethics and Business Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.

        Pursuant to the written charter of the Nominating and Corporate Governance Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the Chief Executive Officer and the Chairperson of the Nominating and Corporate Governance Committee if any actual or potential conflict or interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Nominating and Corporate Governance Committee.

        It is also the Company's unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.

        In addition, the Company's credit facility and the indenture governing the Company's senior subordinated notes contain covenants that restrict the Company's ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm's-length basis from unrelated parties are allowed. Such covenants influence the Company's policy for review, approval and ratification of transactions with related parties.

Heartland and Initial Public Offering

        On May 17, 2007, the Company completed an initial public offering which benefited all of the Company's pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Company's common stock. Though the trading price of the Company's common stock is subject to change, this is a material benefit shared by these constituencies. In particular, Heartland benefited from the offering as follows:

  •
  Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's Voting Stock and in accordance with the Shareholders Agreement and continues to be able to elect a majority of the Company's Board of Directors and to effectively control the Company. Disclosure of Heartland's ownership is described under "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters." Heartland's continuing right to designate members of the Company's Board under a shareholders agreement is discussed below under "Shareholders Agreement."

  •
  The Company has certain continuing arrangements with Heartland described below.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne dividended the 4,825,587 shares of the Company's common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend (the "Metaldyne Dividend"). As a result of the merger, Metaldyne and the Company are no longer related parties. The remaining contractual obligations to Metaldyne, which previously were classified as "Due to Metaldyne" on the Company's balance sheets and were assumed in connection with the June 2002 common stock issuance and related financing transactions, are now reported as accrued liabilities in the Company's consolidated balance sheet and were approximately $6.0 million at December 31, 2007.

Stock Purchase Agreement with Metaldyne and Heartland

        Prior to June 6, 2002, the Company was wholly-owned by Metaldyne and participated in joint activities including employee benefits programs, legal, treasury, information technology and other general corporate activities.

        General.    On June 6, 2002, Metaldyne and Heartland consummated a stock purchase agreement under which Heartland and other investors invested approximately $265.0 million in the Company to acquire approximately 66.0% of the Company's fully diluted common stock. As a result of the investment and other transactions described below, Metaldyne received $840.0 million in the form of cash, retirement of debt the Company owed to Metaldyne or owed by the Company under the Metaldyne credit agreement and the repurchase of the balance of receivables the Company originated and sold under the Metaldyne receivables facility. Metaldyne retained shares of the Company's common stock valued at $120 million (based upon the $20.00 per share price then paid by Heartland). In addition, Metaldyne received a warrant to purchase additional shares of the Company's common stock valued at $15 million (based upon the $20.00 per share price then paid by Heartland). Further, since January 1, 2003 and in connection with each of the HammerBlow, Highland and Hi-Vol acquisitions, Heartland purchased an aggregate of approximately $35 million of the Company's common stock. The price per share initially paid by Heartland was determined following arms' length negotiations between Heartland and disinterested members of the Board of Directors of Metaldyne. Subsequent investments were valued at the same price. In addition, the Company repurchased $20.0 million of the Company's common stock from Metaldyne at the same $20.00 per share price. Metaldyne no longer holds shares of the Company's common stock. Heartland currently owns approximately 43.1% of the Company's voting common equity. The Company believes that the terms of the stock purchase agreement, taken as a whole, are at least as fair as would have been negotiated with a third party not affiliated with the Company taking account of all of the circumstances of the transaction.

        Employee Matters.    Pursuant to the stock purchase agreement, each outstanding option to purchase Metaldyne common stock which had not vested, and which were held by the Company's employees was cancelled June 6, 2002. Each option held by certain present and former employees which vested on or prior to June 6, 2002 was replaced by options to purchase the Company's common stock, with appropriate adjustments.

        Pursuant to the stock purchase agreement, the Company agreed to promptly reimburse Metaldyne upon its written demand for (i) cash actually paid in redemption of certain restricted shares of Metaldyne held by certain employees under restricted stock awards and (ii) 42.01% of the amount of cash actually paid to certain other employees by Metaldyne in redemption of restricted stock awards held by such employees. This obligation ceased as of January 2004 when the final vesting of Metaldyne restricted stock awards occurred. The Company also has certain other obligations to reimburse Metaldyne for the allocated portion of its current and former employee related benefit plan responsibilities.

        Indemnification.    Subject to certain limited exceptions, Metaldyne, on the one hand, and the Company, on the other hand, retained the liabilities associated with their respective businesses. Accordingly, the Company will indemnify and hold harmless Metaldyne from all liabilities associated with the Company and its subsidiaries and their respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold Heartland and the Company harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding the Company and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, the Company agreed with Metaldyne to indemnify one another for their allocated share (57.99% in the case of Metaldyne and 42.01% in the Company's case) of liabilities not readily associated with either business or otherwise addressed including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

        Assumed Liabilities.    In connection with the foregoing, the Company assumed approximately $37.0 million of certain liabilities and obligations of Metaldyne, comprised mainly of contractual obligations to the Company's former employees, tax-related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments to be made on the Company's behalf. The remaining assumed liabilities of approximately $6.0 million are payable, when billed, at various future dates and are reported as accrued liabilities in the Company's balance sheet as of December 31, 2007.

Shareholders Agreement

        Heartland, Masco Capital Corporation, each party to the Metaldyne Shareholders Agreement immediately prior to its merger with Asahi and other investors are parties to a shareholders agreement regarding their ownership of the Company's common stock. The agreement contains other covenants for the benefit of the shareholders that are parties thereto. Each Metaldyne shareholder party to the Metaldyne Shareholder Agreement immediately prior to its merger with Asahi (and not already a shareholder of the Company) became a party to the TriMas Shareholders Agreement.

        Election of Directors.    The shareholders agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of Directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of the Company's directors on the one hand and Heartland on the other hand pursuant to which a director was selected as such.

        Transfers of Common Stock.    The shareholders agreement restricts transfers of common stock except for certain transfers, including (1) to a permitted transferee of a shareholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below, (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act and (6) the Metaldyne Dividend.

        Right of First Offer.    The shareholders agreement provides that no shareholder party to the agreement may transfer any of its shares other than the Metaldyne Dividend or to a permitted transferee of such shareholder or pursuant to the "tag-along" and "drag-along" provisions unless such shareholder shall offers such shares to the Company. If the Company declines to purchase the shares, then Heartland shall have the right to purchase such shares. Any shares not purchased by the Company or Heartland can be sold by such shareholder party to the agreement at a price not less than 90.0% of the price offered to the Company or Heartland.

        Tag-Along Rights.    The shareholders agreement grants the shareholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates other than the Metaldyne Dividend, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other shareholders at the same price and upon the same economic terms as are being offered to Heartland.

        Drag-Along Rights.    The shareholders agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of the Company, Heartland has the right to require the other shareholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control.

        Registration Rights.    The shareholders agreement provides the shareholders party to the agreement, other than those shareholders that became party to the agreement as a result of receiving shares in the Metaldyne Dividend, with unlimited "piggy-back" rights each time the Company files a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following a qualifying public equity offering, Heartland has the ability to demand the registration of their shares, subject to various hold back, priority and other agreements. The shareholders agreement grants an unlimited number of demands to Heartland.

Heartland Industrial Partners

        In connection with the Company's initial public offering, the Company paid Heartland $10.0 million in exchange for its agreeing to a contractual termination of its right to receive a $4.0 million annual fee paid under its advisory services agreement; for the partial year January 1, 2007 through the initial public offering, the Company paid Heartland $2.0 million under the advisory services agreement. Subject to the approval, on a case-by-case basis, by the disinterested members of the Company's Board of Directors, Heartland may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company. For the period ended December 31, 2007, Heartland did not receive any payment for such fees under this agreement.

Assignment of Lease

        In 2002, the Company and Heartland entered into an assignment of lease agreement for the Company's headquarters in Bloomfield Hills, Michigan for the remainder of the term. At the time of the assignment, the lease was scheduled to expire on June 30, 2010, subject to the Company's option to extend the lease for one five-year period. Pursuant to the assignment, the Company assumed responsibility for payment of all rent for the premises as well as all applicable taxes, utilities and other maintenance expenses. In 2007, the Company extended the lease and the landlord released Heartland as a guarantor under the lease.

Sales to Related Parties

        During 2007 and 2006, the Company sold fastener products to Metaldyne in the amount of approximately $0.1 and $0.4 million, respectively, and to affiliates of two of the Company's shareholders of approximately $6.1 million in 2006. These sales were made on terms comparable to those that the Company has negotiated with third parties not affiliated with the Company. In May 2005, Collins & Aikman, an affiliate of Heartland, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. At that time, Collins & Aikman owed the Company $1.3 million, which subsequently was written-off as uncollectible.

Management Rights Agreement

        The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company's securities. Heartland has the right to attend Board meetings as an observer if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        Heartland is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company's directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Another one of the Company's directors, Mr. Becker, is a limited partner in Heartland with interests representing less than 5.0% of the commitments in Heartland and Mr. Valenti, the Company's Executive Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers, and persons who own more than ten percent of a registered class of its equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. The SEC requires officers, directors and greater-than-ten-percent beneficial owners to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        The Company believes that all of its officers, directors and greater-than-ten-percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended December 31, 2007. This is based on the Company's review of copies of Forms 3 and 4.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Compensation Committee, composed of a majority of independent directors in compliance with the phase-in provisions of the NYSE listing standards, administers the executive compensation program of the Company. The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and otherwise administer share-based plans, and review and approve annually all compensation decisions relating to the Company's directors and executive officers, including the Chief Executive Officer and the Chief Financial Officer and the other executive officers named in the "Summary Compensation Table" (the "NEOs" or "named executive officers"). The Committee's charter reflects such responsibilities and is available on the Company's website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Committee last reviewed and updated its charter in November 2006.

        The Committee faced a unique situation during 2007 as the Company again became publicly-traded after being privately-held for several years. To address both transitional and ongoing executive pay matters, the Company sought input from Mr. Grant Beard, the Company's President and Chief Executive Officer, and other member of management as necessary, as it values their understanding of the overall effectiveness of the management team and each person's individual contribution to the Company's achievements. Support for Committee actions and decisions also was provided by members of the Company's legal, human resources and accounting departments. In 2007, the Committee had seven meetings and a substantial amount of the Committee's work related to the determination of: (1) long term equity incentive compensation for the Company's executive officers and other Company recipients of equity compensation; and (2) compensation for the Company's executive officers.

        The Committee also retained Hewitt Associates LLC ("Hewitt") as its independent outside consultant for executive and director compensation matters. In this capacity, Hewitt reports directly to the Committee, and as necessary communicates separately with the Committee without management present. Hewitt's scope of activities on behalf of the Committee during 2007 included, among other items, competitive benchmarking analyses for executives and outside directors, assistance with annual and long-term incentive plan design and related communications and documentation, providing assistance to management as it develops proposals for the Committee's review, and consulting with the Committee and with management on technical issues relative to all aspects of the Company's executive compensation program.

Compensation Philosophy for Named Executive Officers

        The Committee seeks to ensure that total compensation paid to the Company's named executive officers is fair, reasonable and competitive. Total annual compensation of named executive officers consists of base salary, annual cash incentive awards, long-term incentive compensation and certain other benefits (including retirement and welfare benefits and perquisites). The Company also has various deferred compensation arrangements for its named executive officers.

        The Committee also recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, including maintaining strong links between executive pay and performance. The Committee believes that compensation paid to named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting, retaining, motivating and rewarding key executives critical to its long-term success. In addition, the Committee believes that the proportion of total compensation that is (i) performance-based compensation, (ii) long-term compensation subject to vesting, and (iii) share-based compensation should increase as an employee's level of responsibility increases.

        The Committee further strives to have a market competitive pay structure with applicable peer groups, while recognizing the significance of maintaining internal pay fairness and other factors described herein. The Committee also takes into account individual performance, hiring and retention needs and other external market pressures in finalizing its compensation determinations.

Peer Group Analyses

        To establish an ongoing executive pay structure as a publicly-traded company, the Committee asked Hewitt to benchmark pay for the Company's top officers. In so doing, two peer groups were used: (1) a "strategic" peer group identified by the Committee and the Company's management, and (2) a second peer group comprised generally of industrial manufacturing companies who participated in Hewitt's executive pay database in 2007. These two groups are referred to together as the "Current Peer Groups."

        The strategic peer group includes 15 entities that, like the Company, are U.S.-based companies engaged primarily in manufacturing diversified products, and are viewed as similar to the Company in terms of industry, business and operations. Also, like the Company, these companies are organized as parent companies with various direct and indirect operating subsidiaries. This group is made up of the following companies:

Actuant Corporation	GenCorp	Kaydon Corporation
Ametek, Inc.	Graco, Inc.	Roper Industries
Carlisle Companies	Greif, Inc.	Sequa Corporation
Crane Co.	Harsco Corporation	SPX Corporation
Donaldson Company	IDEX Corporation	Teleflex Incorporated

        Fiscal year 2006 revenues for these peer companies ranged from $404 million and $4.3 billion, with a median of approximately $1.8 billion. Because the Company's 2007 revenue was approximately $1.1 billion, regression analysis (based on revenues) was used to determine size-adjusted market median pay levels. All data relied upon with respect to the strategic peer group is based upon SEC filings for the year ended December 31, 2006.

        The second peer group used to provide an additional perspective on market pay levels is comprised of the following companies:

A.O. Smith Corporation	Donaldson Company	Sauer-Danfoss Inc.
Albemarle Corporation	Graco, Inc.	Sensient Technologies Corporation
Brady Corporation	Hubbell Inc.	Valmont Industries
Cameron International	Joy Global Inc.	W.R. Grace & Co.
Cleveland-Cliffs	Kaydon Corporation	Walter Industries
Corn Products International Inc.	Milacron Inc.	Woodward Governor Company

        Fiscal year 2006 revenues for these peer companies ranged from $404 million to $3.7 billion, with a median of approximately $1.7 billion. Again, regression analysis (based on the Company's $1.1 billion in annual revenues) was used to determine size-adjusted market median pay levels. All data relied upon with respect to the second peer group is based upon SEC filings for the year ended December 31, 2006.

        The Committee is committed to reviewing the Current Peer Groups periodically to ensure they remain suitable for benchmarking purposes, and anticipates that changes will occur from time to time based on the evolution of its own business strategy, the business mix of the peer companies, and the availability of comparative data.

        The composition of the Current Peer Groups listed above differ from the group identified as relevant to compensation discussions prior to the Company's initial public offering in May 2007. The prior benchmark group was comprised of 20 entities that, like the Company, are U.S.-based companies engaged primarily in manufacturing diversified products and are organized as parent companies with various direct and indirect operating subsidiaries. Revenues for the prior group for fiscal year 2005 ranged from $355 million to $12.9 billion, with a median that was approximately $2.2 billion (as compared to the Company's 2006 revenue of approximately $1.0 billion). All data relied upon with respect to the former group is based upon SEC filings for the year ended December 1, 2005. The former benchmark group consisted of the following companies:

Allegheny Technologies Incorporated Ametek, Inc. Carlisle Companies Incorporated Crane Co. Danaher Corporation Donaldson Company, Inc. Dover Corporation	Dura Automotive Systems, Inc. GenCorp Inc. Graco, Inc. Greif, Inc. Harsco Corporation IDEX Corporation.	Illinois Tool Works Inc. Kaydon Corporation Parker-Hannifin Corporation Roper Industries, Inc. Sequa Corporation Teleflex Incorporated Trinity Industries, Inc.

This group is referred to below as the "Pre-Offering Peer Group."

        In general, the objective is to set target compensation levels at market median with an opportunity to earn above-market awards when shareholders have received above-market returns. However, the Committee recognizes that it may occasionally need to set and pay target compensation above this range when circumstances warrant (for example, to address specific individual hiring or retention issues).

Compensation Components

        The material elements of the Company's executive compensation package are as follows:

        Base Salary.    Base salaries for the Company's named executive officers are established based on the scope of their responsibilities and their prior relevant background, training, and experience, and taking into account competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the salaries for executives in similar positions and with similar responsibilities in the companies of similar size represented in the compensation data reviewed. Consistent with the Company's policy of setting compensation levels that reflect, among other things, an executive's level of responsibility, the Chief Executive Officer's salary and total compensation reflect the scope of his responsibilities and the benchmark compensation data evaluated. The Company believes that providing competitive salaries allows the Company to attract and retain talented executives. An executive's base salary is also evaluated together with other components of the executive's other compensation to ensure that the executive's total compensation is in line with the Company's overall compensation philosophy.

        Base salaries are reviewed annually and adjusted from time to time to realign with market levels after taking into consideration individual responsibilities, performance and experience.

        For fiscal 2007, the Committee maintained the base pay for Mr. Beard at $875,000, the same level it has been since 2004. This reflects the Company's philosophy of tying pay to performance, by having a significant component of an executive's overall targeted compensation in the form of incentive compensation. The NEOs, including Mr. Beard, are paid an amount in the form of base pay that takes into consideration peer group compensation and the objective of attracting and retaining executive talent.

        For 2007, Mr. Autry received a nine percent increase in base pay over fiscal 2006. Messrs. Brooks and Schwartz each received a 7.1 percent increase as compared to fiscal 2006. The changes were in keeping with market median data. Base pay increases were effective as of March 5, 2007. Base pay changes for 2007 were evaluated with reference to the Pre-Offering Peer Group.

        Annual Value Creation Plan.    The Company offers the named executive officers cash compensation through its Annual Value Creation Plan which provides incentives to achieve specified corporate and personal performance targets. Employees are selected to participate in the Annual Value Creation Plan based on their ability to significantly impact the Company's annual operating results. The Company structured the Annual Value Creation Plan so that it is taxable to the executive officers at the time payments are made to them.

        The Chief Executive Officer, Chief Financial Officer and vice president of human resources present to the Committee for its ultimate approval recommended corporate and personal performance targets for each plan participant. In recommending and approving the performance objectives, the Company's executives and Committee, respectively, include and consider performance targets that are viewed as reasonably achievable and others that are viewed as more of a challenge to achieve based on past performance and specific industry and general economic conditions. The intent is to provide a balance between the two to ensure that the named executive officers are properly incented throughout the year.

        The Company's corporate performance objective for fiscal year 2007 was achieving internally budgeted amounts of Annual Value Creation Plan Adjusted EBITDA. The Committee chose Annual Value Creation Plan Adjusted EBITDA as the relevant performance measure because it is viewed as a proxy for our ability to generate cash from operations, and as such is considered as a key means of measuring the Company's business performance. Annual Value Creation Plan Adjusted EBITDA reflects further adjustments to our reported Adjusted EBITDA results for items such as lease expense on sale-leaseback transactions, corporate expenses, expenses for equity compensation, other income (expense), gains (losses) on fixed asset sales and certain non-recurring charges. These adjustments are made because the Committee has determined that they are important to consider to ensure that the Annual Value Creation Plan measures results that are driven primarily by management's efforts rather than by external economic factors. The Annual Value Creation Plan also measures the efficiency of use of working capital and the deployment of capital expenditures against budget commitments.

        Further, each participant also is measured on the degree to which personal objectives are met. The NEO's develop individual goals and objectives that pertain to the overall support of the business and creation of shareholder value. Each NEO discusses and implements their respective goals as agreed upon with the President and CEO; in the case of Mr. Beard, this process is coordinated with the Committee. Attainment of each NEO's personal goal objectives is assessed in connection with the NEO's annual review and a value assigned for purposes of determining the individual performance compensation component.

        The following chart summarizes the metrics and weightings that applied to our NEOs for 2007. As indicated, corporate financial objectives are more heavily weighted than individual performance objectives, to reflect the Committee's belief that the largest portion of potential incentive pay should be based on financial results:

Position	EBITDA Level and Weighting	Other
Chief Executive Officer and Chief Financial Officer	Corporate Annual Value Creation Plan Adjusted EBITDA—75%	Personal Objectives—25%
Group Presidents	Corporate Annual Value Creation Plan Adjusted EBITDA—25%	Personal Objectives—25%
Group-level Annual Value Creation Plan Adjusted EBITDA—50%

        The Annual Value Creation Plan target for fiscal year 2007 was to achieve 100% of internally budgeted Annual Value Creation Plan Adjusted EBITDA (approximately $187.8 million in 2007) at the corporate level and across all groups. Group-level Annual Value Creation Plan Adjusted EBITDA targets and the achievement during 2007 are discussed in the "Grants of Plan and Plan-Based Awards."

        Each participant is assigned a target award, expressed as a percentage of base salary. Target awards increase commensurate with responsibility and are aligned with market award levels. The target awards as a percentage of base salary for 2007 were as follows:

  •
  President and Chief Executive Officer—100%

  •
  Chief Financial Officer and Group Presidents—70%.

        Based on the degree to which actual performance results exceed the target goals, Annual Value Creation Plan payouts can increase above target levels to a maximum of 240% of the target award. However, no payment will be made for any award component when actual performance for that component falls below 80% of the relevant objective, and no Annual Value Creation Plan awards are paid if the Annual Value Creation Plan Adjusted EBITDA falls below 50% of the objective in a given year. This performance leverage further supports the Committee's belief that a significant percentage of executive compensation should vary commensurate with the performance results achieved.

Grants of Stock Options and Restricted Stock

        The Company has two equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan. Each provides for employees, directors and consultants incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards. Equity compensation issued prior to the Company's initial public offering was granted under the 2002 Long Term Equity Incentive Plan. In 2007, the Company awarded equity compensation under the 2006 Long Term Equity Incentive Plan.

        The Committee administers the 2006 Long Term Equity Incentive Plan and has the power to select the recipients of awards. The Board of Directors retains the authority to grant and administer awards to non-employee directors, who may receive and elect to defer stock and cash compensation under the 2006 Equity Plan. The Committee has broad power to determine and amend award terms, although in general, such amendments may not adversely affect a participant without the participant's consent, except for amendments that are necessary under the United States Internal Revenue Code ("Code") Section 409A and adjustments in connection with certain corporate events, such as stock splits or other changes in the outstanding common stock, or a merger or other extraordinary transaction. The Company may make awards to executives when they join the Company, annually and/or in connection with achieving performance goals. Each grant has a vesting period determined on a case by case basis.

        In general, the Board of Directors is authorized to amend or modify the 2006 Long Term Equity Incentive Plan at any time without shareholder approval, other than to materially increase benefits, increase the number of shares available for awards or change the eligibility requirements. No awards may be made after the tenth anniversary of the earlier of Board or shareholder approval of the 2006 Long Term Equity Incentive Plan. Options and stock appreciation rights granted under the 2006 Long Term Equity Incentive Plan may not be granted with an exercise price below fair market value on the grant date and, unless shareholder approval is obtained, options and stock appreciation rights will not be repriced such that their exercise price is below fair market value per share on the date of original grant. The Committee sets the terms of the awards in a participant's award agreement, but no option or stock appreciation right will have a term that exceeds 10 years, and most options and stock appreciation rights will have shorter terms if a participant dies, becomes disabled or terminates employment. All awards are forfeited if a participant's employment is terminated for cause. Restricted stock, restricted stock units, performance awards, annual incentive awards and other incentive awards are subject to vesting and/or designated performance requirements. In the event of a change in control, the Committee, at its discretion, may accelerate vesting or cash-out awards, or arrange for the assumption of awards in the event of certain acquisitions.

        In 2007, the Committee, together with Hewitt, evaluated the type and scope of equity compensation to provide the named executive officers following the Company's initial public offering.

Based on its assessment of the market, and its compensation philosophy, the Committee determined that a combination of restricted shares and performance units would best meet its objectives of retaining executives, aligning the compensation program with shareholders' interests, and tying rewards to performance. The Committee considered the equity compensation awarded within the Current Peer Groups as well as in other initial public offerings. The Company awarded 2007 grants at the lower end of market practice, with a view to increasing the emphasis on equity compensation over time.

        The 2007 grants of restricted stock and performance units to the named executive officers were made under the 2006 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant (September 1, 2007). Further, the performance units would vest on this schedule only if the Company first met or exceeded the 2007 Adjusted Recurring EBITDA threshold of $159 million (as with the Annual Value Creation Plan, the Committee determined that assessing EBITDA subject to adjustments was the appropriate method by which to measure results). Although similar to the Annual Value Creation Plan Adjusted EBITDA, the 2007 Adjusted Recurring EBITDA includes corporate expenses, lease expense on sale leaseback transactions and certain non-recurring charges. If the 2007 financial target was exceeded, the Committee provided for the grant of up to 68% of additional performance units, adjusted in proportion to the overachievement of the 2007 Adjusted Recurring EBITDA target. However, because the 2007 Adjusted Recurring EBITDA target was not achieved, the performance units did not vest and were forfeited.

        For details of the restricted stock and performance units granted to the NEOs during fiscal year 2007, see "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2007."

2008 Equity Grants under the 2006 Long Term Equity Incentive Plan

        On March 19, 2008, the Committee approved 2008 equity incentive grants for Company executives, including the NEOs. The grants to the NEOs are similar in structure to the 2007 grants and are comprised of a mix of restricted stock and performance units issued under the 2006 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant (April 2, 2008). Further, the performance units are also subject to the vesting requirement that the Company meet or exceed a 2008 Company financial threshold. Although there is no additional equity award if the financial threshold is overachieved, a partial award of the performance units vests if between 90% and 100% of the threshold is satisfied. The 2008 equity incentive grants to the NEOs are as follows:

	Restricted Stock	Performance Units
E.R. Autry. Jr.	0	0
Grant H. Beard	15,400	42,000
Lynn A. Brooks	5,500	15,000
Jeffrey B. Paulsen	5,500	15,000
Edward L. Schwartz	7,000	16,000
Executive Group (1)	48,400	124,000
Non-executive Director Group (2)	0	0
Non-executive Officer Employee Group (3)(4)	51,600	126,000

(1)
Eight eligible participants in the 2006 Long Term Equity Incentive Plan.

(2)
Five eligible participants in the 2006 Long Term Equity Incentive Plan.

(3)
Fifty-five eligible participants in the 2006 Long Term Equity Incentive Plan.

(4)
Consists of all employees, including current officers who are not executive officers, as a group.

The per share closing price of the Company's common stock on March 31, 2008 was $5.27.

Benefits and Retirement Programs

        The named executive officers are eligible to participate in benefit plans that are available to substantially all the Company's employees, including participation in the Company's retirement program (comprised of a 401(k) savings component and a quarterly contribution component), medical, dental, vision, group life and accidental death and dismemberment insurance programs.

        The Company makes matching contributions for active participants in the 401(k) savings component, in which each of the named executive officers participates, equal to 25% of their permitted contributions, up to a maximum of 5% of the participant's eligible compensation. In addition, for most employees (including the named executive officers) the Company may contribute up to an additional 25% of matching contributions based on the Company's annual financial performance.

        Under the terms of the quarterly contribution component, the Company contributes to the employee's plan account at the end of each quarter with an amount determined as a percentage of the employee's pay. The percentage is based on the employee's age and for salaried employees, ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 or over. For 2007, Mr. Autry received 4.5% and the other named executive officers received 4.0%, except Mr. Brooks, who received 6.0% due to a supplemental legacy benefit.

Executive Retirement Program

        The Company's executive retirement program provides senior managers, including the NEOs, a Supplemental Executive Retirement Plan and a Compensation Limit Restoration Plan. These plans provide retirement benefits in addition to those provided under the Company's qualified retirement plans and are offered by the Company to enhance the competitiveness of total executive pay.

        Under the Supplemental Executive Retirement Plan, the Company makes a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's eligible compensation. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Mr. Brooks and for Mr. Autry, and 4.0% for the other NEOs). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age, death or disability.

        The Compensation Limit Restoration Plan provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company's tax-qualified retirement plan, but for the reduction in recognizable compensation to $225,000 (as of December 31, 2007, as adjusted by the Internal Revenue Service from time to time) as required by the Code. There are no employee contributions permitted under this plan. Company contributions under the Compensation Limit Restoration Plan are based on a percentage of an employee's eligible compensation as determined by the employee's age. Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age, death or disability.

        Mr. Brooks may be eligible to receive supplemental medical benefits for himself and his surviving spouse.

TriMas Corporation Benefit Restoration Pension Plan

        Mr. Beard and Mr. Brooks participate in the TriMas Corporation Benefit Restoration Plan ("Benefit Restoration Plan"), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company's predecessor) because of the Code limitations on compensation that may be considered in a qualified pension plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.

        Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, each of Mr. Beard and Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company's other plans. Upon termination on or after age 65, each is entitled to receive a specified pension benefit annually, the present value of which is reflected in the "Retirement Benefits" table below. Mr. Beard is also eligible to receive a profit sharing benefit in the form of a lump sum payment as reflected in the "Executive Retirement Program" table below.

Perquisites

        The Company provides the NEOs with the following perquisites: supplemental universal life insurance, auto allowance, private club membership, executive health screening, tax reimbursements and, in the case of Mr. Beard for 2006, personal use of the Company's owned and leased aircraft. For 2006, Mr. Beard was taxed on the value of this usage according to the Code. In 2007, Mr. Beard directly reimbursed the Company for the actual cost of his personal use of the Company's owned and leased aircraft (inclusive of operational expenses, crew costs, fuel surcharges, catering, landing fees and federal excise taxes).

Change in Control and Severance Based Compensation

        The NEOs and the Company's other Section 16 officers are covered by the Company's Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances as described in greater detail elsewhere in this proxy statement.

        Although a significant part of compensation for the Company's executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to the Section 16 officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.

Accounting and Tax Effects

        The impact of accounting treatment is considered in developing and implementing the Company's compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company's executives.

        The impact of federal tax laws on the Company's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company's compensation programs qualify for deductibility.

        Likewise, the impact of Section 409A of the Code is taken into account, and the Company's executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

        Stock Options.    In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a tax deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is an incentive stock option ("ISO") or a non-qualified stock option ("NQSO").

        Upon the exercise of an NQSO, the optionee will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, to the optionee, depending on the holding period for the shares of common stock.

        Generally, an optionee will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to the Company, provided the option is exercised while the optionee is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an ISO granted under the 2006 Long Term Equity Incentive Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of an NQSO. Also, an ISO granted under the 2006 Long Term Equity Incentive Plan will be treated as an NQSO to the extent it (together with any other ISOs granted under other plans of the Company) first becomes exercisable in any calendar year for the shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

        If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss to the optionee. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year to two-year holding periods (a "Disqualifying Disposition"), the optionee will recognize ordinary income at the time of disposition, and The Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the option price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition) other than certain related party transactions) for an amount less then their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

        Although the exercise of an ISO as described above would not produce ordinary taxable income to the optionee, it would result in an increase in the optionee's alternative minimum taxable income and may result in an alternative minimum tax liability. No options were granted in 2007 and no options are currently outstanding under the 2006 Long Term Equity Incentive Plan.

        The Company has no practice of timing option grants or restricted stock awards to coordinate with the release of material non-public information, and the Company has not timed the release of material non-public information for the purpose of affecting the value of NEO compensation.

        Given its relatively new status as a publicly-traded company, the Committee has not yet adopted stock ownership guidelines for executives, policies against hedging, or a recoupment (also known as a clawback) policy. However, it expects to consider and implement such policies in the future as part of the transition of the executive compensation program.

        The following table summarizes the annual and long-term compensation paid to the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving at the end of 2007, whom are referred to collectively in this report as the "named executive officers" or "NEOs":

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation($)	Total($)
Grant H. Beard, President (principal executive officer)	2007 2006	875,000 875,000	59,300 —	12,900 129,000	900,000 800,000	100 (200)	222,400 343,500	2,069,700 2,147,300
E.R. Autry, Jr., Chief Financial Officer (principal financial officer)	2007 2006	354,200 330,000	26,100 —	24,600 121,800	200,000 250,000	— —	143,300 86,100	748,200 787,900
Lynn A. Brooks, President, Rieke Packaging Systems Group	2007 2006	370,200 350,000	20,200 —	4,100 41,000	225,000 240,000	6,000 6,700	125,300 76,800	750,800 714,500
Jeffrey B. Paulsen, President, Energy Products and Industrial Specialties Group	2007 2006	341,900 —	20,200 —	— —	250,000 —	— —	97,900 —	710,000
Edward L. Schwartz, President, Recreational Accessories and RV & Trailer Products Group	2007 2006	370,200 350,000	21,400 —	7,600 57,500	325,000 245,000	— —	83,200 56,400	807,400 708,900

(1)
All awards in this column relate to restricted stock granted under the 2006 Long Term Equity Incentive Plan and are calculated in accordance with SFAS 123R. The award earned reflects the grant of restricted stock, as approved by the Compensation Committee on September 1, 2007. The award does not include any performance units as the Company did not meet the requisite financial threshold in order for the performance units to vest. See "Grants of Plan-Based Awards."

(2)
Represents compensation expense, calculated in accordance with SFAS 123R related to stock options granted under the 2002 Long Term Equity Incentive Plan prior to 2006.

(3)
Annual Value Creation Plan payments are made in the year subsequent to which they were earned. Amounts earned under the 2007 Annual Value Creation Plan were approved by the Compensation Committee on February 25, 2008 and were paid out shortly thereafter.

(4)
The benfits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

        Following is further detail on the NEOs' other compensation:

Name	Year	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Non- Business Owned and Leased Aircraft Usage($)(2)	Tax Reimburse- ments($)	Company Contributions in Retirement and 401(k) Plans($)(1)	Total($)
Grant H. Beard	2007 2006	25,100 24,800	42,500 54,700	23,700 23,600	— 122,200	55,500 45,300	75,600 72,900	222,400 343,500
E.R. Autry, Jr.	2007 2006	25,300 25,000	18,600 14,700	26,100 —	— —	31,300 6,700	42,000 39,700	143,300 86,100
Lynn A. Brooks	2007 2006	27,500 27,500	— —	26,700 —	— —	19,900 400	51,200 48,900	125,300 76,800
Jeffrey B. Paulsen	2007 2006	25,600 —	27,600 —	7,100 —	— —	24,400 —	13,200 —	97,900 —
Edward L. Schwartz	2007 2006	25,700 24,100	6,700 —	7,200 —	— —	8,800 3,300	34,800 29,000	83,200 56,400

(1)
For Mr. Beard, amounts comprised of $61,000 in 2007 and $59,200 in 2006 under the TriMas Executive Retirement Program and $14,600 in 2007 and $13,700 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Autry, amounts comprised of $26,300 in 2007 and $24,800 in 2006 under the TriMas Executive Retirement Program and $15,700 in 2007 and $14,900 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $30,200 in 2007 and $28,800 in 2006 under the TriMas Executive Retirement Program and $21,000 in 2007 and $20,100 in 2006 under the TriMas Corporation Salaried Retirement Program; for Mr. Paulsen amounts comprised of $10,400 in 2007 and $0 in 2006 under the TriMas Executive Retirement Program and $2,800 in 2007 and $0 in 2006 under the TriMas Corporation Salaried Retirement Program; and for Mr. Schwartz, amounts comprised of $20,200 in 2007 and $17,400 in 2006 under the TriMas Executive Retirement Program and $14,600 in 2007 and $11,600 in 2006 under the TriMas Corporation Salaried Retirement program. See "—Compensation Components—Benefit and Retirement Programs."

(2)
Derived from invoices received from the third party provider of the aircraft for Mr. Beard's non-business air travel.

Grants of Plan-Based Awards

        Annual Value Creation Plan payments are calculated as a percentage of the participant's base salary. If the prescribed performance targets are fully satisfied for the NEO participants, the percentage of base salary to be awarded under the Annual Value Creation Plan is as follows: President and Chief Executive Officer—100%; and Chief Financial Officer and Group Presidents—70%. If the actual performance relevant to an executive participant's performance exceeds the prescribed performance targets, the executive participant's Annual Value Creation Plan earn-out can exceed the stated salary percentages. However, no payment will be made for any award component when actual performance for that component falls below 80% of the relevant objective and no Annual Value Creation Plan awards are paid if the Company's Annual Value Creation Plan Adjusted EBITDA falls below 50% of the objective in a given year. The table below sets forth the estimated future Annual Value Creation Plan payments for each of the Company's named executive officers based on their 2007 salaries.

        For 2007, the Company achieved Annual Value Creation Plan Adjusted EBITDA of $193.3 million, or 102.9% of the corporate performance objective, the Recreational Accessories and RV & Trailer Products groups achieved 103.1% of their combined group performance objective ($60.1 million target, $62.0 million actual), the Packaging Systems group achieved 88.9% of its group performance objective ($56.0 million target, $49.8 million actual), and the Industrial Specialties and Energy Products groups achieved 99.6% of their group performance objective ($78.4 million target, $78.1 million actual). The Committee did not award Mr. Autry the personal performance component of his 2007 Annual Value

Creation Plan payment. For 2007, the Committee awarded Mr. Beard and Mr. Schwartz 97% and 129%, respectively, of the personal objective payment under the Annual Value Creation Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
								Grant Date Fair Value of Stock and Unit Awards($)
							Closing Price on Grant Date ($/share)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Grant H. Beard	Annual Value Creation Plan(1)		$218,750	$875,000	$2,100,00
	Time Vested Restricted Stock(2)	9/01/2007				25,000	$12.26	59,300
	Performance Unit(2)	9/01/2007				42,000	$12.26	—
E.R. Autry, Jr.	Annual Value Creation Plan(1)		$90,000	$252,000	$604,800
	Time Vested Restricted Stock(2)	9/01/2007				11,000	$12.26	26,100
	Performance Unit(2)	9/01/2007				18,480	$12.26	—
Lynn A. Brooks	Annual Value Creation Plan(1)		$93,750	$262,500	$630,000
	Time Vested Restricted Stock(2)	9/01/2007				8,500	$12.26	20,200
	Performance Unit(2)	9/01/2007				14,280	$12.26	—
Jeffrey B. Paulsen	Annual Value Creation Plan(1)		$87,500	$245,000	$588,000
	Time Vested Restricted Stock(2)	9/01/2007				8,500	$12.26	20,200
	Performance Unit(2)	9/01/2007				14,280	$12.26	—
Edward L. Schwartz	Annual Value Creation Plan(1)		$93,750	$262,500	$630,000
	Time Vested Restricted Stock(2)	9/01/2007				9,000	$12.26	21,400
	Performance Unit(2)	9/01/2007				15,120	$12.26	—

(1)
The amounts above in the Estimated Future Payouts under Non-Equity Incentive Plan Awards are based on the current base salary of each NEO as of December 31, 2007. The threshold is based on 25% of base salary, the target is 100% of base salary for Mr. Beard and 70% for each of the other NEOs, and the maximum is equal to 240% of base salary.

(2)
The Incentive 2007 grants of restricted stock and performance units to the named executive officers were made under the 2006 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant (September 1, 2007). Further, the performance units would vest on this schedule only if the Company first met or exceeded the 2007 Adjusted Recurring EBITDA threshold of $159 million (as with the Annual Value Creation Plan, the Committee determined that assessing EBITDA subject to adjustments was the appropriate method by which to measure results). If the 2007 financial target was exceeded, the Committee provided for the grant of up to 68% of additional performance units, adjusted in proportion to the overachievement of the Adjusted Recurring EBITDA target. However, because the 2007 Adjusted Recurring EBITDA target was not achieved, the performance units did not vest and were forfeited.

Outstanding Equity Awards

        The following table summarizes the outstanding equity awards to the named executive officers as of December 31, 2007:

		Option Awards
Name	All Other Stock Awards: Number of Shares of Stock or Units (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date
Grant H. Beard	25,000	25,512	25,513	—	20.00	6/5/2012
		277,750	166,650	111,100	20.00	6/5/2012
E.R. Autry, Jr.	11,000	5,555	3,333	2,222	20.00	6/30/2013
		5,555	3,333	2,222	20.00	1/31/2014
		38,890	2,593	36,297	23.00	1/31/2015
Lynn A. Brooks	8,500	7,654	7,654	—	20.00	6/5/2012
		88,880	53,328	35,552	20.00	6/5/2012
Jeffrey B. Paulsen	8,500	—	—	—
Edward L. Schwartz	9,000	55,550	33,330	22,220	20.00	2/28/2013
		12,500	833	11,667	23.00	2/28/2015

(1)
All awards in this column relate to restricted stock grants awarded on September 1, 2007 under the 2006 Long Term Equity Incentive Plan. All restricted stock granted in 2007 vests over the three-year period beginning on the date of grant with one-third of the grant being vested on a pro-rata basis over each of the three years following the grant date. As the Company did not meet the financial threshold required for performance units awarded in 2007 to vest, they were cancelled as of December 31, 2007 and are not reflected in this column. The performance units are included in the "Grants of Plan Based Awards" table discussed above.

(2)
Stock options that have been granted under the plan vest over a period of three to seven years. 50% of vested options became exercisable 180 days after the Company's initial public offering, with the remaining 50% becoming exercisable 360 days following the Company's initial public offering.

Post-Employment Compensation

        As of November 17, 2006, all of the Company's Executive Officers, or Executives, are currently employed at will and do not have employment agreements. Prior to November 17, 2006, the Company's Executives had employment agreements that were terminated in connection with the Company having instituted an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company's executives including the NEOs. The Policy states that each Executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an Executive if his or her employment is terminated under certain circumstances.

        If the Company terminates the Chief Executive Officer's employment for any reason other than for cause, disability, or death, or if the Chief Executive Officer terminates his or her employment for good reason, the Company will provide the Chief Executive Officer with two years' annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Annual Value Creation Plan bonus payment that has been declared for the Chief Executive Officer but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. Mr. Beard's termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.

        If the Company terminates any Executive's (excluding the Chief Executive Officer) employment for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason, the Company will provide the Executive with one year annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of an Executive's voluntary termination or termination for cause, the Company pays the Executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an Executive's employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid Annual Value Creation Plan compensation and vests in their entirety all of the Executive's outstanding equity awards. Other than continued participation in the Company's medical benefit plan for the Executive's dependents for up to 36 months, all other benefits cease as of the date of the Executive's death. If an Executive is terminated due to becoming disabled, the Company pays the Executive earned but unpaid base salary and Annual Value Creation Plan payments and vests in their entirety all of the Executive's outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.

        In the case of a qualifying termination of an Executive's (including the Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an Annual Value Creation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.

        For purposes of the policy, "Change of Control" is defined as follows:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's properties or assets, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company's common voting stock, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the Board who (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company's Shareholders Agreement.

Change of Control is defined in a manner consistent with the definition in the indenture governing the Company's 9 7/8% senior subordinated notes due 2012.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        The tables below summarize the executive benefits and payments due to the Chief Executive Officer and other NEOs upon termination, both in connection with a termination (i) for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason ("Involuntary, not for cause") and (ii) in connection with a change of control. The tables assume that termination occurred on December 31, 2007.

Executive Benefits and Payments upon Termination for Chief Executive Officer	Termination involuntary, not for cause		Termination in connection with a change of control
Base salary	$1,750,000		$2,625,000
Annual Value Creation Plan bonus payments	$875,000	(3)	$2,625,000
Value of restricted awards(1)	$7,350		$264,750
Value of stock options(2)	$0		$0
Outplacement services	$50,000		$50,000
Medical benefits	$27,000		$40,000
Total	$2,709,350		$5,604,750

(1)
Restricted stock valued at the market price of the Company's common stock of $10.59 at December 31, 2007. Mr. Beard had 2,777 shares that would have been exercisable upon termination as of December 31, 2007, and 25,000 shares that would be exercisable upon a change of control.

(2)
All outstanding stock options have exercise prices in excess of their fair market values at December 31, 2007. Mr. Beard had 303,262 stock options that were exercisable as of December 31, 2007 and 606,525 stock options that would be vested upon a change of control.

(3)
Payable in equal installments over two years.

Executive Benefits and Payments upon Termination for named executive officers (other than CEO)	E.R. Autry, Jr.		Lynn A. Brooks		Jeffrey A. Paulsen		Edward L. Schwartz
	(1)	(2)	(1)	(2)	(1)	(2)	(1)	(2)
Base Salary	$360,000	$1,080,000	$375,000	$1,125,000	$350,000	$1,050,000	$375,000	$1,125,000
AVCP bonus payments	$252,000	$756,000	$262,500	$787,500	$245,000	$735,000	$262,500	$787,500
Value of restricted stock(3)	$12,941	$116,490	$9,997	$90,015	$9,997	$90,015	$10,590	$95,310
Value of stock options(4)	$—	$—	$—	$—	$—	$—	$—	$—
Outplacement services	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Medical benefits	$13,000	$40,000	$13,000	$40,000	$13,000	$40,000	$13,000	$40,000

Total	$667,941	$2,022,490	$690,497	$2,072,515	$647,997	$1,945,015	$691,090	$2,077,810

(1)
Termination involuntary, not for cause. Base salary as of December 31, 2007.

(2)
Termination in connection with a change of control.

(3)
Restricted stock valued at the market price of the Company's common stock of $10.59 at December 31, 2007. Mssrs. Autry, Brooks, Paulsen and Schwartz had 1,222, 944, 944 and 1,000 shares, respectively, that would have been exercisable upon termination as of December 31, 2007, and 11,000, 8,500, 8,500 and 9,000 shares, respectively, that would be exercisable upon a change of control.

(4)
All outstanding stock options have exercise prices in excess of their fair market values at December 31, 2007. Mssrs. Autry, Brooks, Paulsen and Schwartz had 50,000, 96,534, 0 and 68,050 stock options, respectively, that were exercisable as of December 31, 2007, and 100,000, 343,376, 0 and 136,100 stock options, respectively, that would be vested upon a change of control.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each Executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the Executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the Executive is required if the modification adversely impacts the Executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected Executive.

Retirement Benefits

        The following table summarizes the Company's Benefit Restoration Plan actuarial present value for the partcipating named executive officers.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Grant H. Beard	TriMas Benefit Restoration Plan	6	$21,200
Lynn A. Brooks	TriMas Benefit Restoration Plan	28	$118,800

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Executive Retirement Program

        The following table summarizes the activity in the nonqualified retirement plans for the Company's named executive officers:

Name		Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)(3)
Grant H. Beard	2007 2006	— —	61,000 59,200	35,100 32,100	— —	383,000 286,900
E.R. Autry, Jr.	2007 2006	— —	26,300 24,800	3,400 1,700	— —	70,400 40,700
Lynn A. Brooks	2007 2006	— —	30,200 28,800	9,200 9,400	— —	159,800 120,400
Jeffrey B. Paulsen	2007 2006	— —	10,500 —	300 —	— —	10,800 —
Edward L. Schwartz	2007 2006	— —	20,200 17,400	9,900 6,500	— —	95,500 65,400

(1)
Represents the Company's contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled "All Other Compensation" in the summary executive compensation table and under "Company Contributions in Retirement and 401K Plans" in the supplemental table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Mr. Beard includes earnings attributable to his participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

(3)
Includes amounts previously reported as compensation to the Company's executive officers for previous years.

        Contributions to the Executive Retirement Program are invested in accordance with each named executive officer's directive based on the investment options in the Company's Corporation Retirement Program. Investment directives can be amended by the participant at any time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2007.

                      Compensation Committee of the Board of Directors

                      Samuel Valenti III
                      Charles E. Becker
                      Eugene A. Miller

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements. The Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company's relationship with the independent registered public accounting firm (which reports directly to the Audit Committee.) The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.

        The Company's management is primarily responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.

        In this context, the Audit Committee hereby reports as follows:

        1.     The Audit Committee has reviewed the audited financial statement for the fiscal year ended March 31, 2007 with the Company's management;

        2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

        3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as adopted by the PCAOB in rule 3600T, and has discussed with the independent registered public accounting firm its independence; and

        4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee
Eugene Miller, Chairman Daniel Tredwell Marshall Cohen

Proxy Card

39400 WOODWARD AVENUE SUITE 130 BLOOMFIELD HILLS, MICHIGAN 48304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TriMas Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TriMas Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. All proxy cards must be received by the day before the cut-off date or the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRMAS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIMAS CORPORATION The Board of Directors recommends a vote FOR the proposals regarding: Vote On Directors		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors
Nominees:
01) Brian P. Campbell
02) Richard M. Gabrys
03) Eugene A. Miller

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

Vote On Proposals					For	Against	Abstain

2. Ratification of Appointment of KPMG LLP					☐	☐	☐

3. Approval of the Increase of Shares Reserved for Issuance Under the 2006 Long Term Equity Incentive Plan					☐	☐	☐

The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign below exactly as the name(s) appear(s) on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

Proxy Form

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2008 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR proposals (1), (2) and (3).

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

QuickLinks

TriMas Corporation Notice of 2008 Annual Meeting of Shareholders To be held May 2, 2008
TriMas Corporation 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304
Proxy Statement for 2008 Annual Meeting of Shareholders
ABOUT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
Director Compensation Table
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3—RATIFICATION OF INCREASE OF SHARES RESERVED FOR ISSUANCE UNDER THE 2006 LONG TERM EQUITY INCENTIVE PLAN
TRANSACTIONS WITH RELATED PERSONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Proxy Card